EXHIBIT 99.1

CB Financial Services, Inc. Announces First Quarter 2016 Results

CARMICHAELS, Pa., April 29, 2016 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”), today announced net income of $2.0 million for the three months ended March 31, 2016 compared to $2.3 million for the three months ended March 31, 2015, a decrease of $250,000, or 10.9%. Earnings per share (basic and diluted) decreased $0.06, or 10.5%, to $0.50 for the three months ended March 31, 2016 compared to $0.56 for the three months ended March 31, 2015. The quarterly results were largely impacted by an $850,000 provision for loan losses recognized in the current period, mainly offset by a $566,000 pre-tax gain recognized due to the foreclosure procedures on two commercial real estate loans that moved into other real estate owned properties in the current period.

“The first quarter of 2016 yielded solid results, while allowing us to bolster our loan loss reserve as well,” said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer. “In order to account for some softening in the local economy, we recorded enhanced provisions to our loan loss reserve. Also of note, in the first quarter, we were also able to resolve certain problem assets on favorable terms. The loan loss provisions are an illustration of our conservative and prudent culture and should not overshadow our strong performance, which equates to a 0.98% annualized return on average assets and a 9.36% annualized return on average equity. This performance enabled us to continue paying our quarterly dividend of $0.22 per share. We look forward to building on our strong first quarter results.”

FIRST QUARTER RESULTS

Statement of Income Review

Net Interest Income.  Net interest income decreased $37,000, or 0.5%, to $7.4 million for the three months ended March 31, 2016 compared to $7.5 million for the three months ended March 31, 2015.

Interest and dividend income decreased $53,000, or 0.6%, to $8.1 million for the three months ended March 31, 2016 compared to $8.2 million for the three months ended March 31, 2015. Other interest and dividend income decreased $118,000 primarily due to a decrease in FHLB stock dividends. This decrease was mainly due to a special FHLB dividend that was paid in the prior quarter. In addition, the decrease in borrowings compared to the prior period, the Bank was required to hold less FHLB stock resulting in a lower quarterly dividend in the current period. Interest income on securities exempt from federal tax decreased $36,000 due to deploying proceeds from security calls and maturities into funding loan production. There was a decrease of $3.8 million in the average balance on securities exempt from federal tax and a decrease of 14 basis points in yield as a result of purchasing securities with lower prevailing yields. Despite a decrease of $5.7 million in the average balance, interest income on taxable securities increased $82,000 due to an increase of 75 basis points in yield from new purchases or from higher yields on the remaining securities in the portfolio. Interest income on loans increased $16,000 despite a decrease in average loans outstanding of $2.8 million primarily due to loans moving into other real estate owned. In addition, $38.2 million of residential loans were sold in the second quarter of the prior year. The loan sales were primarily comprised of 30-year fixed rate mortgage loans that were acquired in the merger and were secured by properties located outside the Bank’s traditional lending area within the five counties it conducts business.

Interest expense decreased $16,000, or 2.2%, to $703,000 for the three months ended March 31, 2016 compared to $719,000 for the three months ended March 31, 2015. Interest expense on deposits decreased $37,000 due to a decrease in average interest-bearing deposits of $1.8 million primarily due to maturities of time deposits moving into transactional accounts and school districts utilization of these funds due to the State of Pennsylvania budget impasse. The decrease in average balances and the Bank holding rates constant throughout the beginning of 2016, resulted in the average cost of interest-bearing deposits decreasing 3 basis points, primarily related to the repricing of maturing certificates of deposit to lower rates. Interest expense on short-term borrowings decreased $16,000, mainly due to the paid off FHLB short-term borrowing, which resulted in a decrease in average borrowings of $10.4 million. Interest expense on other borrowed funds increased $37,000 primarily due to an increase in long-term borrowings resulting from the Bank laddering a series of FHLB borrowings in 2015 to mitigate interest rate risk in the event of rising interest rates.

Provision for Loan Losses.  The provision for loan losses was $850,000 for the three months ended March 31, 2016 compared to the provision for loan losses of $300,000 for the three months ended March 31, 2015. Net charge-offs for the three months ended March 31, 2016 were $367,000, which included a $180,000 charge-off on a commercial real estate loan in the lumber industry and $163,000 in net charge-offs of automobile loans, compared to net charge-offs of $17,000 for the three months ended March 31, 2015. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current quarter provision was necessary due to quarterly charge-offs, commercial and indirect auto loan growth. The current period charge-offs had an impact on the historical quantitative factors within the allowance calculation. The softening in the local economy affected the qualitative factors and further substantiated the additional provision recorded in the current period.

Noninterest Income.  Noninterest income increased $22,000 to $1.8 million for the three months ended March 31, 2016 compared to $1.8 million for the three months ended March 31, 2015 due to a combination of factors. Net gains on the sales of loans increased $54,000 primarily due an increase in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance (“MPF®”) program. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Other miscellaneous income increased $20,000 primarily due to a decline in amortization on mortgage servicing rights related to loans sold to the FHLB as part of the MPF® program. Service fees on deposit accounts increased $9,000 primarily due to an increase in check card fees from transactional activity in the current period. Offsetting these increases was a $59,000 decrease in insurance commissions from Exchange Underwriters. The decrease in insurance commissions included $158,000 of contingency fees for the three months ended March 31, 2016 compared to $211,000 for the three months ended March 31, 2015. These commissions are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges.

Noninterest Expense.  Noninterest expense decreased $233,000, or 4.1%, to $5.5 million for the three months ended March 31, 2016 compared to $5.7 million for the three months ended March 31, 2015. Other real estate owned expense decreased $565,000 primarily due to a $566,000 pre-tax gain recognized due to the foreclosure procedures on two commercial real estate loans that moved into other real estate owned properties in the current period, partially offset by other real estate expenses. Advertising decreased $60,000 related to the termination of a cooperative marketing agreement at Exchange Underwriters. Salaries and employee benefits increased $221,000 primarily due to a combination of normal salary increases, employee stock options and restricted stock awards, hiring of additional employees and group insurance expenses. Other noninterest expense increased $137,000 primarily due to current year expenses related to non-employee stock options and restricted stock awards, an increase in various miscellaneous expenses, such as telephone, postage, charitable contributions and business travel. PA shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $19,000 due to an anticipated increase in the tax rate in 2016. Occupancy and equipment increased $3,000 and $17,000, respectively, primarily due to annual increases in bank building rent expense, mainly offset by a decrease in repair and maintenance contracted services. In addition, the increase related to equipment was due to equipment maintenance contracts and equipment depreciation related to fixed asset additions.

Income Tax Expense.  Income taxes decreased $82,000 to $858,000 for the three months ended March 31, 2016 compared to $940,000 for the three months ended March 31, 2015. The effective tax rate for the three months ended March 31, 2016 was 29.6% compared to 29.1% for the three months ended March 31, 2015. The decrease in income taxes was due to a decrease of $332,000 in net income before income tax expense. The increase in the effective tax rate was primarily due to a decrease in tax-exempt income in the current period.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $2.4 million, or 0.3%, to $833.1 million at March 31, 2016 compared to $830.7 million at December 31, 2015.

Investment securities classified as available-for-sale decreased $2.2 million, or 2.3%, to $93.7 million at March 31, 2016 compared to $95.9 million at December 31, 2015. This decrease was primarily the result of calls and maturities of U.S. government agency securities, partially offset by security purchases.

Loans, net, increased $169,000, or 0.02%, to $677.0 million at March 31, 2016 compared to $676.9 million at December 31, 2015.  This was due to increases of $5.3 million in consumer and other loans (mainly indirect auto loans) and $1.6 million in commercial loans, offset by decreases of $3.0 million in construction loans, $2.1 million in residential real estate loans and $1.1 million in commercial real estate loans. In addition, approximately $3.2 million of loans were transferred to other real estate owned during the current period, which included $3.1 million in commercial real estate loans.

Premises and equipment, net, increased $2.2 million, or 21.68%, to $12.5 million at March 31, 2016 compared to $10.3 million at December 31, 2015. This was mainly due to an other real estate owned property being reclassified into fixed assets in process. This property will undergo an extensive renovation and will be placed into Bank operations.

Liabilities.  Total liabilities increased $885,000, or 0.1%, to $744.7 million at March 31, 2016 compared to $743.8 million at December 31, 2015.

Total deposits increased $10.7 million, or 1.6%, to $690.0 million at March 31, 2016 compared to $679.3 million at December 31, 2015. There were increases of $12.6 million in money market accounts, $4.0 million in demand deposits  and $3.9 million in savings accounts, partially offset by a decrease of $10.0 million in time deposits. The increase in deposit balances is mainly attributable to an increase in school district deposits as a result of the State of Pennsylvania budget impasse being partially resolved early in the current period. Due to the low interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $9.9 million, or 30.4%, to $22.6 million at March 31, 2016 compared to $32.4 million at December 31, 2015. Conversely, other borrowed funds remained constant at $28.0 million at March 31, 2016 and December 31, 2015. At March 31, 2016, short-term borrowings were comprised of $22.6 million of securities sold under agreements to repurchase, compared to $23.1 million at December 31, 2015. The decrease is related to business deposit customers whose funds, above designated target balances, being transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Short-term Federal Home Loan Bank borrowings were paid off at March 31, 2016, compared to $9.4 million at December 31, 2015. In the first quarter of the prior period, a portion of FHLB short-term borrowings were replaced with $15.0 million in long-term borrowings with laddered maturities designed to mitigate interest rate risk in the event of rising interest rates. Due to a decline in school district deposits in the third and fourth quarter of the prior year and loan growth, the Bank borrowed $9.4 million short-term and laddered an additional $13.0 million of long-term, fixed-rate FHLB borrowings at December 31, 2015. As a result of prior year activity, the weighted average interest rate on long-term borrowings remained constant at 1.80%.

Stockholders’ Equity.  Stockholders’ equity increased $1.5 million, or 1.7%, to $88.4 million at March 31, 2016 compared to $86.9 million at December 31, 2015. During the period, net income was $2.0 million and the Company paid $898,000 in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	March 31,	December 31,
Selected Financial Condition Data:	2016	2015
Assets	$833,057	$830,677
Cash and Cash Equivalents	12,581	11,340
Securities Available-for-Sale	93,663	95,863

Loans
Real Estate:
Residential	271,097	273,227
Commercial	201,890	203,020
Construction	18,183	21,213
Commercial and Industrial	78,760	77,147
Consumer	107,777	104,155
Other	6,299	4,592
Total Loans	684,006	683,354
Allowance for Loan Losses	6,973	6,490
Loans, Net	677,033	676,864

Goodwill and Core Deposit Intangible	9,173	9,306
Deposits	689,950	679,299
Borrowings	50,583	60,448
Stockholders' Equity	88,391	86,896

	(Unaudited)
	Three Months Ended
	March 31,
Selected Operations Data:	2016	2015
Interest and Dividend Income	$8,122	$8,175
Interest Expense	703	719
Net Interest Income	7,419	7,456
Provision for Loan Losses	850	300
Net Interest Income After Provision for Loan Losses	6,569	7,156
Noninterest Income:
Service Fees on Deposit Accounts	586	577
Insurance Commissions	872	931
Other Commissions	117	121
Net Gains on Sales of Loans	125	71
Income from Bank-Owned Life Insurance	120	118
Other	28	8
Total noninterest income	1,848	1,826

Noninterest Expense:
Salaries and Employee Benefits	3,369	3,148
Occupancy	474	471
Equipment	422	405
FDIC Assessment	126	138
PA Shares Tax	202	183
Contracted Services	133	137
Legal and Professional Fees	141	131
Advertising	165	225
Bankcard Processing Expense	112	111
Other Real Estate Owned (Income) Expense	(545)	20
Amortization of Core Deposit Intangible	134	134
Other	781	644
Total noninterest expense	5,514	5,747
Income Before Income Taxes	2,903	3,235
Income Taxes	858	940
Net Income	$2,045	$2,295

Dividends Per Share	$0.22	$0.21
Earnings Per Share - Basic	0.50	0.56
Earnings Per Share - Diluted	0.50	0.56

Weighted Average Shares Outstanding - Basic	4,081,017	4,071,462
Weighted Average Shares Outstanding - Diluted	4,081,869	4,071,462

	(Unaudited)
	Three Months Ended
	March 31,
Selected Financial Ratios(1):	2016	2015
Return on Average Assets	0.98%	1.09%
Return on Average Equity	9.36	11.20
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	134.15	133.51
Average Equity to Average Assets	10.51	9.77
Net Interest Rate Spread	3.78	3.77
Net Interest Margin	3.90	3.89
Net Charge-Offs to Average Loans	0.22	0.01
Efficiency Ratio	59.50	61.92

	(Unaudited)
	March 31,	December 31,
	2016	2015
Allowance For Loan Losses to Total Loans (2)	1.02%	0.95%
Allowance For Loan Losses to Nonperforming Loans (2)	97.44	60.69
Nonperforming Loans to Total Loans	1.05	1.56
Nonperforming Assets to Total Assets	1.06	1.32
Common Equity Tier 1 Capital (to Risk Weighted Assets) (3)	12.92	12.83
Tier 1 Capital (to Risk Weighted Assets) (3)	12.92	12.83
Total Capital (to Risk Weighted Assets) (3)	14.06	13.89
Tier 1 Leverage (to Adjusted Total Assets) (3)	9.56	9.60
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.17	13.11
Tier 1 Capital (to Risk Weighted Assets) (4)	13.17	13.11
Total Capital (to Risk Weighted Assets) (4)	14.31	14.17
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.75	9.78
Book Value Per Share	$21.66	$21.29
Outstanding Shares	4,081,017	4,081,017

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Capital ratios are for Community Bank only.
(4) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, but include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and are expressed in annualized rates.

	(Dollars in thousands)
	Three Months Ended March 31,
	2016			2015
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$679,494	$7,527	4.46%	$682,292	$7,503	4.46%
Investment Securities
Taxable	55,585	324	2.33	61,302	242	1.58
Exempt From Federal Tax	38,255	387	4.05	42,073	441	4.19
Other Interest-Earning Assets	8,750	41	1.88	8,961	156	7.06
Total Interest-Earning Assets	782,084	8,279	4.26	794,628	8,342	4.26
Noninterest-Earning Assets	54,310			56,361
Total Assets	$836,394			$850,989

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$117,675	49	0.17%	$99,953	40	0.16%
Savings	123,344	56	0.18	120,960	53	0.18
Money Market	146,286	89	0.24	159,101	90	0.23
Time Deposits	143,346	367	1.03	152,457	415	1.10
Total Interest-Bearing Deposits	530,651	561	0.43	532,471	598	0.46

Borrowings	52,329	142	1.09	62,706	121	0.78
Total Interest-Bearing Liabilities	582,980	703	0.48	595,177	719	0.49

Noninterest-Bearing Demand Deposits	161,255			165,871
Other Liabilities	4,288			6,819
Total Liabilities	748,523			767,867

Stockholders' Equity	87,871			83,122
Total Liabilities and
Stockholders' Equity	$836,394			$850,989

Net Interest Income		$7,576			$7,623

Net Interest Rate Spread (1)			3.78%			3.77%
Net Interest-Earning Assets (2)	$199,104			$199,451
Net Interest Margin (3)			3.90			3.89
Return on Average Assets			0.98			1.09
Return on Average Equity			9.36			11.20
Average Equity to Average Assets			10.51			9.77
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.15			133.51

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Barron P. McCune, Jr.
Vice Chairman, President and Chief Executive Officer
Phone: (724) 225-2400